Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE
For Immediate Release
March 2, 2006
Concord, NC
Contact:
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231
CT Communications Announces
Fourth Quarter and Full Year 2005 Results

Fourth Quarter 2005 Highlights
•	Operating revenue increased 6.7% to $44.3 million

•	Operating income increased 5.5% to $6.2 million

•	Net income of $3.9 million

•	41% increase in Digital Subscriber Line “DSL” customers

•	7% increase in Wireless subscribers

•	Completion of previously announced ILEC broadband initiative

•	Planning for future broadband product, service and network capabilities underway
Fourth Quarter 2005 Results
CT Communications, Inc. (NASDAQ: CTCI) announces operating revenue of $44.3 million for the fourth quarter of 2005, a 6.7% increase compared to the fourth quarter of 2004. The $2.8 million increase in operating revenue was driven by a $2.3 million increase in access and interconnection revenue, a $0.3 million increase in customer recurring revenue and a $0.2 million increase in Wireless roaming and settlement revenue. The increase in access and interconnection revenue primarily related to the recovery of previously disputed carrier billings, while the increase in customer recurring revenue was driven by customer growth. During the fourth quarter of 2005, the Company continued to generate strong customer growth in many of its non-ILEC businesses. DSL customers increased 41%, Wireless subscribers increased 7% and Greenfield access lines increased 15% compared to the end of 2004. Partially offsetting the growth generated by the Company’s non-ILEC businesses was a 2.5% decline in the Company’s ILEC access lines.
During the fourth quarter, the Company completed its previously announced plan to enhance the broadband capabilities in its ILEC territory. The Company now offers broadband speeds of up to 10 megabits per second throughout much of its ILEC service area. Broadband customer growth has continued to accelerate in the ILEC with the availability of higher bandwidth services. Maintaining superior broadband service capabilities has been and will continue to be central to our on-going competitive strategy. The Company has been working internally and with consultants to develop the next evolution of our network architecture and the services that will be delivered over our network. The plan, when complete, will define the voice, data, video and entertainment products and services to be delivered to our customers, as well as the network design and bandwidth necessary to provide those products and services. The Company expects to complete this product, service and network plan in the next several months to build upon the network enhancements completed in 2005. The 2006 capital plan has reserved approximately $8.0 million to support the initial product and network requirements to be finalized upon completion of the plan that will enable the Company to maintain its superior broadband service capabilities.
Operating expense in the fourth quarter of 2005 increased $2.4 million to $38.1 million compared to the fourth quarter of 2004. The increase in operating expense was attributable to a $2.2 million increase in cost of service and a $0.5 million increase in depreciation expense. Partially offsetting these increases was a $0.2 million decrease in selling, general and administrative expense. The increase in cost of service was mainly due to a $1.1 million increase in network operations expense, a $0.4 million increase in access and interconnection expense and a $0.4 million increase in cost of sales. The increase in network operations expense was driven by the growth in the Company’s Wireless and Greenfield businesses, while the increase in cost of sales primarily related to higher handset costs in the Company’s Wireless business. Operating income increased $0.3 million to $6.2 million in the fourth quarter of 2005, a 5.5% increase compared to the fourth quarter of 2004. Operating margin was 14.1% for the fourth quarter of 2005 and 14.2% for the fourth quarter of 2004.
Other income decreased $0.2 million to $0.1 million in the fourth quarter of 2005 primarily due to a $0.9 million decrease in income from the Company’s Palmetto MobileNet wireless investment that was partially offset by a $0.4 million increase in investment income and a $0.3 million decrease in investment impairment charges.

Net income was $3.9 million and $4.1 million for the three months ended December 31, 2005 and 2004, respectively. The decrease in net income was primarily due to a reduction in income tax expense during the fourth quarter of 2004 related to a federal income tax deduction for the disposal and sale of the Company’s Webserve product line. Diluted earnings per share were $0.20 per share for the fourth quarter of 2005 and $0.21 per share for the fourth quarter of 2004, which included approximately a $0.02 per share income tax benefit from Webserve.
Full Year 2005 Results
Operating revenue for the year ended December 31, 2005 increased 4.9% to $171.7 million compared to $163.7 million for the year ended December 31, 2004. The $8.0 million increase in operating revenue was driven by a $2.4 million increase in Wireless roaming and settlement revenue, a $2.3 million increase in access and interconnection revenue and a $1.6 million increase in customer recurring revenue. In addition, NECA regulatory settlement revenue increased $1.2 million and sales of telephone systems increased $0.8 million. Operating expense increased $9.6 million to $149.7 million for the year ended December 31, 2005, compared to the same period last year. The increase in operating expense was attributable to a $6.4 million increase in cost of service, a $2.1 million increase in selling, general and administrative expense and a $1.1 million increase in depreciation expense. The increase in cost of service expense was due to a $3.4 million increase in network operations expense largely associated with the growth in Wireless’s minutes of use, a $1.9 million increase in cost of sales and a $1.1 million increase in Wireless’s roaming and settlement expense. The increase in administrative expense was driven by a $2.2 million increase in personnel expense resulting from an increase in medical benefit costs and changes to certain incentive programs for stock based compensation. Partially offsetting the increase in administrative expense was a $0.2 million decrease in selling expense. Operating income decreased $1.6 million to $22.0 million for the year ended December 31, 2005, compared to the year ended December 31, 2004.
Other income (expense) increased $1.3 million to $1.9 million for the year ended December 31, 2005, compared to the same period last year. The increase in other income primarily related to a $1.5 million increase in investment income coupled with a $1.3 million decrease in investment impairment charges, partially offset by a $1.5 million decrease in income from the Company’s Palmetto MobileNet wireless investment.

Net income was $14.5 million and $14.7 million for the years ended December 31, 2005 and 2004, respectively. Diluted earnings per share for the full year 2005 and 2004 were $0.77 per share.
Fourth Quarter 2005 Results by Business Unit
•	ILEC – (“Concord Telephone”)
Concord Telephone’s operating revenue increased 6.9% to $24.6 million in the fourth quarter of 2005 compared to the same quarter in 2004. The $1.6 million increase in operating revenue was driven by a $1.9 million increase in access and interconnection revenue and a $0.2 million increase in telephone system sales. The increase in access and interconnection revenue was due to the recovery of previously disputed carrier billings and to higher facility billings largely attributable to an increase in billing rates. Partially offsetting these revenue increases were a $0.3 million decrease in NECA regulatory settlements and a $0.2 million decrease in customer recurring revenue. Operating expense increased 5.4% to $17.7 million in the fourth quarter of 2005 compared to the same quarter in 2004. The $0.9 million increase in operating expense was primarily attributable to a $0.9 million increase in cost of service and a $0.4 million increase in depreciation expense. Partially offsetting these increases was a $0.4 million decrease in selling, general and administrative expense. The increase in cost of service was mainly due to a $0.3 million increase in access and interconnection expense, a $0.2 million increase in network operations expense driven by license and maintenance agreements and a $0.1 million increase in cost of sales. Operating income increased 11.0% to $7.0 million in the fourth quarter of 2005 compared to the same period last year. This resulted in an operating margin of 28.2% for the fourth quarter of 2005 compared to 27.2% for the fourth quarter of 2004. Concord Telephone ended the fourth quarter of 2005 with 110,117 access lines in service, a 2.5% decrease from the fourth quarter of 2004.

•	Wireless Service – (“Wireless”)
Wireless operating revenue increased 5.5% to $9.5 million in the fourth quarter of 2005 compared to the same period in 2004. The $0.5 million increase in operating revenue was driven by a $0.4 million increase in customer recurring revenue associated with a 7% growth in subscribers and a $0.2 million increase in settlement and roaming revenue. Operating expense increased $0.8 million to $8.6 million in the fourth quarter of 2005 compared to the same period last year. The increase in operating expense was primarily due to a $0.7 million increase in cost of service that was attributable to a $0.4 million increase in network operations expense and a $0.3 million increase in cost of goods sold for handset and accessory sales. The increase in network operations expense was primarily due to a $0.3 million reduction in tower lease expense in the fourth quarter of 2004 related to the successful resolution of certain tower lease contingencies. Operating income decreased $0.3 million to $0.9 million in the fourth quarter of 2005 compared to the same period last year. Wireless ended the fourth quarter of 2005 with 46,138 subscribers, an increase of 2,925, or 7%, compared to the fourth quarter of 2004.

The Company will likely incur capital expenditures during 2006 related to the swap-out of certain cell site equipment to comply with Cingular’s decision to migrate its North Carolina cell site equipment to another vendor. Although the timing and financial impact to the Company have not been finalized, approximately $5.0 million has been reserved in the 2006 capital budget to fund this upgrade.

•	CLEC – (“CTC Exchange Services”)
CTC Exchange Services’ operating revenue increased 2.0% to $4.6 million in the fourth quarter of 2005 compared to the same quarter last year. The increase in operating revenue was driven by a $0.3 million increase in access and interconnection revenue, but was substantially offset by a decrease in customer recurring revenue. The increase in access and interconnection revenue was largely due to the recovery of previously disputed carrier billings, while the decrease in customer recurring revenue was attributable to lower pricing associated with customer contract renewals. Operating expense increased $0.5 million to $5.2 million in the fourth quarter of 2005 compared to the same period last year. The increase in operating expense was largely due to a $0.2 million increase in cost of service and a $0.2 million increase in depreciation expense. The increase in cost of service was attributable to an increase in line related expenses for leased facilities and transport. Operating loss for the fourth quarter of 2005 was $0.6 million compared to an operating loss of $0.2 million for the fourth quarter of 2004. CTC Exchange Services ended the fourth quarter of 2005 with 32,546 access lines compared to 31,718 access lines for the same quarter last year.

•	Greenfield
Greenfield’s operating revenue increased 9.6% to $2.5 million in the fourth quarter of 2005 compared to the same period last year. The increase in operating revenue was driven by a $0.2 million increase in customer recurring revenue associated with a 15% increase in access lines and a $0.1 million increase in access and interconnection revenue. Operating expense increased 4.2% to $3.4 million in the fourth quarter of 2005 compared to the same period last year. The increase in operating expense was attributable to a $0.4 million increase in cost of service that was partially offset by a $0.1 million decrease in selling and administrative expense. The increase in cost of service was attributable to a $0.2 million increase in line related transport expense and a $0.1 million increase in personnel expense. Operating loss for the fourth quarter of 2005 declined to $0.9 million, an 8.0% improvement from the $1.0 million operating loss for the fourth quarter of 2004. Greenfield ended the fourth quarter of 2005 with 14,929 access lines, which represented an increase of 15% from the end of 2004. The Company continues to focus on Greenfield opportunities that leverage Company-owned network infrastructure to minimize the cost to add additional customers. As of December 31, 2005, the Company had 118 Greenfield projects, which in total represent approximately 53,000 marketable lines at the completion of the projects.

•	Internet & Data – (“CTC Internet Services”)
CTC Internet Services’ operating revenue increased 14.1% to $3.1 million in the fourth quarter of 2005 compared to the same period last year. DSL revenue increased $0.5 million, but was partially offset by decreases in revenue from the decline in dial-up customers as these customers continue to migrate to higher bandwidth broadband offerings. In comparison to the fourth quarter of 2004, DSL customers increased 41%, while DSL customer revenue increased 32.5%. Operating expense increased 2.1% to $2.6 million in the fourth quarter of 2005 compared to the same period last year. Operating income for the fourth quarter increased 153.7% to $0.5 million, compared to the same period in 2004. In the fourth quarter of 2005, the Company continued to experience strong demand for broadband services with over 1,500 net DSL customers added in the quarter. CTC Internet Services ended the year with 19,507 DSL customers, an increase of 5,620 customers compared to the end of 2004. Dial-up accounts decreased 28% to 6,522, while high-speed accounts increased 14% to 693 at December 31, 2005 compared to December 31, 2004.
Future Period Guidance
Results for 2006 will be impacted by the product, service and network plan that is currently under development. The 2006 capital plan has approximately $8.0 million reserved to support this initiative and will be finalized upon completion of the plan. The Company also has approximately $5.0 million in the 2006 capital plan to comply with Cingular’s requirement to swap-out certain cell site equipment. In addition, although the Company has prepared for the introduction of cable telephony competition in the

ILEC service area, the timing and ultimate impact are difficult to predict. We currently expect operating results to approximate the following during these future periods:
•	1st Quarter 2006
•	Revenue of $41.5 to $43.5 million

•	Operating income of $5.0 to $5.4 million

•	Depreciation expense of $8.1 to $8.3 million

•	Diluted earnings per share of $0.18 to $0.20

•	Capital expenditures of $6.0 to $8.0 million
•	Full Year 2006
•	Revenue of $168.0 to $172.0 million

•	Operating income of $17.0 to $21.0 million

•	Depreciation expense of $32.0 to $34.0 million

•	Diluted earnings per share of $0.66 to $0.70

•	Capital expenditures of $38.0 to $42.0 million
CT Communications will host a conference call to discuss the results of the fourth quarter and full year 2005 on Friday, March 3, 2006 at 10:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until March 31, 2006. Additionally, a replay of the call will be available until 5:00 PM ET on Friday, March 10, 2006 at 800-633-8284. Enter access number 21283101.
CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and wireless services.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the

Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, the impact of economic and political events on our business, operating regions and customers, including terrorist attacks and the finalization and completion of the audit of the Company’s financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2004.

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		%
	2005	2004	Change
Operating Revenue
ILEC Services	$24,649	$23,061	6.9%
Wireless Services	9,450	8,957	5.5%
CLEC Services	4,631	4,538	2.0%
Greenfield Services	2,455	2,239	9.6%
Internet & Data Services	3,107	2,724	14.1%

Total Operating Revenue	44,292	41,519	6.7%

Operating Expense
ILEC Services	17,690	16,784	5.4%
Wireless Services	8,562	7,749	10.5%
CLEC Services	5,182	4,716	9.9%
Greenfield Services	3,365	3,229	4.2%
Internet & Data Services	2,561	2,508	2.1%
Other	694	620	11.9%

Total Operating Expense	38,054	35,606	6.9%

Operating Income	6,238	5,913	5.5%

Other Income (Expense)
Investment, Equity Method	293	1,222	(76.0%)
Gains, Interest, Dividends	916	529	73.2%
Impairment on Investments	(17)	(340)	NMF
Other Expenses, Principally Interest	(1,132)	(1,149)	(1.5%)

Total Other Income (Expense)	60	262	(77.1%)

Pre-Tax Income	6,298	6,175	2.0%

Income Tax Expense	2,427	2,120	14.5%

Net Income	$3,871	$4,055	(4.5%)

Diluted Weighted Average Shares	18,967	19,054

Diluted Earnings Per Share	$0.20	$0.21

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Twelve Months Ended December 31,		%
	2005	2004	Change
Operating Revenue
ILEC Services	$94,561	$93,016	1.7%
Wireless Services	36,426	32,548	11.9%
CLEC Services	19,272	19,123	0.8%
Greenfield Services	9,636	8,108	18.8%
Internet & Data Services	11,770	10,885	8.1%

Total Operating Revenue	171,665	163,680	4.9%

Operating Expense
ILEC Services	71,039	65,856	7.9%
Wireless Services	33,194	28,561	16.2%
CLEC Services	20,538	19,969	2.8%
Greenfield Services	12,417	12,004	3.4%
Internet & Data Services	10,167	11,288	(9.9%)
Other	2,346	2,448	(4.2%)

Total Operating Expense	149,701	140,126	6.8%

Operating Income	21,964	23,554	(6.8%)

Other Income (Expense)
Investment, Equity Method	4,275	5,771	(25.9%)
Gains, Interest, Dividends	2,989	1,463	104.3%
Impairment on Investments	(546)	(1,834)	(70.2%)
Other Expenses, Principally Interest	(4,825)	(4,806)	0.4%

Total Other Income	1,893	594	218.7%

Pre-Tax Income	23,857	24,148	(1.2%)

Income Tax Expense	9,308	9,445	(1.5%)

Net Income	$14,549	$14,703	(1.0%)

Diluted Weighted Average Shares	18,947	19,007

Diluted Earnings Per Share	$0.77	$0.77

CT Communications, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,	December 31,
	2005	2004
ASSETS
Cash and Cash Equivalents	$23,011	$28,358
Accounts Receivable and Unbilled Revenue, Net	16,336	17,371
Wireless Spectrum Held-for-Sale	15,646	—
Other Assets	7,220	6,244

Current Assets	62,213	51,973

Investment Securities	5,845	5,190
Investments in Unconsolidated Companies	15,618	16,002
Property, Plant and Equipment, Net	200,179	207,072
Other Assets	37,565	50,395

TOTAL ASSETS	$321,420	$330,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$15,000	$5,000
Accounts Payable	8,482	6,822
Customer Deposits and Advance Billings	2,538	3,307
Other Accrued Liabilities	13,957	18,475
Liabilities of Discontinued Operations	122	604

Current Liabilities	40,099	34,208

Long-Term Debt	40,000	65,000
Deferred Credits and Other Liabilities	45,441	43,196
Stockholders’ Equity	195,880	188,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$321,420	$330,632

CT Communications, Inc.
Customer Information

	December 31,	December 31,	%
	2005	2004	Change
ILEC Access Lines
Business Lines	28,263	28,710	(1.6%)
Residential Lines	81,854	84,206	(2.8%)

Total ILEC Access Lines	110,117	112,916	(2.5%)

CLEC Access Lines	32,546	31,718	2.6%

Greenfield Access Lines	14,929	12,975	15.1%

Total Wired Access Lines	157,592	157,609	(0.0%)

Wireless Subscribers	46,138	43,213	6.8%

Long Distance Lines
In ILEC	84,933	84,773	—
In CLEC	24,937	23,723	5.1%
In Greenfield	8,603	6,877	25.1%

Total Long Distance Lines	118,473	115,373	2.7%

Internet Access Customers
Dial-Up	6,522	9,041	(27.9%)
DSL	19,507	13,887	40.5%
High Speed	693	606	14.4%

Total Internet Access Customers	26,722	23,534	13.5%

Greenfield Projects

		Projected
	Lines in	Marketable	Total
	Service	Lines	Projects
By Year Signed
Previous Years	9,470	27,000	51
2002	3,951	13,000	24
2003	948	5,000	18
2004	514	4,000	12
2005	46	4,000	13

Total	14,929	53,000	118

By Type
Mall	2,631	3,000	3
Single Family Homes	8,615	37,000	65
Multi-Dwelling Units	2,915	12,000	41
Business	768	1,000	9

Total	14,929	53,000	118

CT Communications, Inc.
Other Selected Financial Data
(Unaudited, in thousands)
Capital Expenditures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

ILEC	$2,815	$6,431	$14,943	$16,204
Wireless	518	325	2,210	2,229
CLEC	491	244	1,499	784
Greenfield	2,156	2,174	6,214	5,315
Internet	279	296	1,229	1,380
Other	260	433	999	1,285

Total	$6,519	$9,903	$27,094	$27,197

% of Revenue	14.7%	23.9%	15.8%	16.6%

Depreciation
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

ILEC	$5,151	$4,766	$20,429	$18,925
Wireless	697	494	2,378	1,930
CLEC	648	421	2,546	2,309
Greenfield	909	1,035	3,427	3,274
Internet	396	617	1,761	2,954
Other	334	339	1,342	1,378

Total	$8,135	$7,672	$31,883	$30,770